EXHIBIT 99.1

ADTRAN, INC.

REPORTS THIRD QUARTER 2004 RESULTS and DECLARES QUARTERLY CASH DIVIDEND

HUNTSVILLE, Ala.—(BUSINESS WIRE)—October 11, 2004—ADTRAN, Inc. (NASDAQ:ADTN—News) reported results for the third quarter ended September 30, 2004. Sales were $115,251,000 for the quarter compared to $106,201,000 for the third quarter of 2003.

Net income was $18,751,000 for the quarter compared to $17,165,000 for the third quarter of 2003. Earnings per share, assuming dilution, were $0.23 for the quarter compared to $0.21 for the third quarter of 2003.

Gross margin improved to 58.0% for the quarter compared to 55.5% in the third quarter of 2003. The increase in gross margin is principally the result of continuing improvements in manufacturing efficiencies and product cost reductions.

Cash and marketable securities, net of debt, totaled $289 million, at September 30, 2004, after repurchasing 2.3 million shares of common stock during the quarter for $57.8 million.

ADTRAN Chairman and Chief Executive Officer Mark Smith stated, “We announced last week that weakness during the latter half of September centered around outside plant and remote terminal DSLAMs as we transitioned technologies, and integrated access devices. We are now meeting demand for our new, higher density ADSL2+ DSLAM products. Also, we continue to believe that the market for integrated access devices remains a growth area, and that we will continue to expand our leadership position in this market.”

Mr. Smith also stated, “During the quarter, research and development expenses increased $4 million compared to the same quarter last year. A significant portion of this increase relates to approvals activities for optical access products and acceleration of approvals activities as a result of recent DSLAM successes.”

The Company also announced that its Board of Directors declared a cash dividend for the sixth consecutive quarter. The quarterly cash dividend is $0.08 per common share to be paid to holders of record at the close of business on November 2, 2004. The ex-dividend date is October 29, 2004 and the payment date is November 16, 2004.

The Company also confirmed that its third quarter conference call will be held Tuesday, October 12 at 9:30 a.m. Central Time. Guidance for the fourth quarter 2004 will be issued during this conference call. This conference call will be webcast live through StreetEvents.com. To listen, simply visit the Investor Relations site at http://www.adtran.com or http://streetevents.comapproximately 10 minutes prior to the start of the call and click on the conference call link provided.

An online replay of the conference call will be available for seven days at http://streetevents.com. In addition, an online replay of the conference call, as well as the text of the Company’s earnings release, will be available on the Investor Relations site at http://www.adtran.comfor at least 12 months following the call.

ADTRAN, Inc. is one of the world’s most successful network access equipment suppliers, with a 16-year history of profitability and a portfolio of more than 1,300 solutions for use in the last mile of today’s telecommunications networks. Widely deployed by both carriers and enterprises, ADTRAN solutions enable voice, data, video, and Internet communications across copper, fiber, and wireless network infrastructures. ADTRAN solutions are currently in use by every major domestic service provider and many international ones, as well as by thousands of public, private and government organizations worldwide.

This press release contains forward-looking statements which reflect management’s best judgment based on factors currently known. However, these statements involve risks and uncertainties, including the successful development and market acceptance of new products, the degree of competition in the market for such products, the product and channel mix, component costs, manufacturing efficiencies, and other risks detailed in our annual report on Form 10-K for the year ended December 31, 2003. Such risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements included in this press release.

Condensed Balance Sheet

September 30, 2004

Unaudited

(In thousands)

September 30, 2004
Assets
Cash & cash equivalents	$144,239
Short-term investments	$25,036
Accounts receivable (net)	$64,374
Other receivables	$4,654
Income tax receivable	$2,679
Inventory (net)	$43,629
Prepaid expenses and other current assets	$7,431

Total current assets	$292,042

Equipment (net)	$23,813
Land	$4,263
Bldg. & land improvements (net)	$63,527
Other assets	$532
Long-term investments	$173,058

Total long-term assets	$265,193

Total assets	$557,235

Liabilities and stockholders’ equity
Accounts payable	$25,576
Accrued wages and benefits	$6,187
Accrued liabilities	$3,492

Total current liabilities	$35,255

Deferred tax liabilities	$1,052
Other non-current liabilities	$1,285
Long-term debt	$50,000

Total long term liabilities	$52,337

Total liabilities	$87,592

Stockholders’ equity	$469,643

Total liabilities and stockholders’ equity	$557,235

Condensed Statements of Income

For the quarters ending 9/30/04 and 9/30/03

(In thousands, except per share data)

Unaudited

	Third Quarter 2004	Third Quarter 2003
Sales	$115,251	$106,201
Cost of sales	$48,439	$47,284

Gross profit	$66,812	$58,917

Selling, general and administrative expenses	$22,195	$20,623
Research and development expenses	$18,859	$14,989

Profit from operations	$25,758	$23,305

Interest expense	$(644)	$(632)
Other income (primarily interest)	$2,137	$3,035

Income before provision for income taxes	$27,251	$25,708

Provision for income taxes	$(8,500)	$(8,543)

Net income	$18,751	$17,165

Weighted average shares outstanding
Basic	77,778	77,437
Diluted (1)	80,437	81,440

Earnings per common share
Basic	$0.24	$0.22
Diluted (1)	$0.23	$0.21

(1)	Assumes exercise of dilutive stock options calculated under the treasury stock method.

Condensed Statements of Income

For the periods ending 9/30/04 and 9/30/03

(In thousands, except per share data)

Unaudited

	Nine Months Ended 2004	Nine Months Ended 2003
Sales	$349,892	$282,860
Cost of sales	$147,800	$127,170

Gross profit	$202,092	$155,690

Selling, general and administrative expenses	$68,450	$61,121
Research and development expenses	$49,572	$42,899

Profit from operations	$84,070	$51,670

Interest expense	$(1,932)	$(1,951)
Other income (primarily interest)	$7,033	$8,796

Income before provision for income taxes	$89,171	$58,515

Provision for income taxes	$(28,624)	$(18,432)

Net income	$60,547	$40,083

Weighted average shares outstanding
Basic	78,585	76,231
Diluted (1)	81,828	80,012

Earnings per common share
Basic	$0.77	$0.53
Diluted (1)	$0.74	$0.50

(1)	Assumes exercise of dilutive stock options calculated under the treasury stock method.

CONTACT:

Jim Matthews

Senior Vice President – Finance

Chief Financial Officer

256-963-8775

INVESTOR SERVICES/ASSISTANCE:

Charlene Little

256-963-8611

Cathy Bartels

256-963-8220